                                                                      EXHIBIT 99



                                                           For Immediate Release
                                                           ---------------------
SWS SHAREHOLDERS APPROVE
PROPOSALS AT ANNUAL MEETING


     DALLAS, Nov. 3, 1999 - Shareholders of Southwest Securities Group, Inc. (SWS-NYSE) approved two proposals concerning the company's stock and elected a slate of directors at the company's annual meeting in Dallas today.

     Approved were a proposal to issue 2.6 million shares of SWS common stock in connection with the proposed acquisition of ASBI Holdings, Inc. and a proposal to amend the company's certificate of incorporation to increase the number of common shares authorized from 20 million to 60 million.

     In August, SWS entered into an acquisition agreement to acquire ASBI, a Texas corporation and unitary savings and loan holding company. ASBI owns all of the stock of Arlington Savings Bancshares, Inc., a Delaware corporation, which, in turn, owns all of the stock of First Savings Bank, a Federal Savings Bank, in Arlington, Texas with approximately $234 million in deposits.

     The 2.6 million shares of SWS common stock approved by the shareholders will be used to acquire ASBI, which will become a wholly owned subsidiary of SWS. The shares of ASBI common stock outstanding immediately prior to the merger will be converted into and exchanged for the SWS shares. As a result, ASBI stockholders will become stockholders of the Company. The shares issued to ASBI stockholders will be exempted from registration with the SEC under Regulation D of the Securities Act and subject to certain transfer restrictions.

                                    (more)

     Company officials said that although shareholders approved increasing the number of shares authorized, there are no immediate plans to use the shares.
The board felt it prudent to have the additional shares available in the event they are needed to raise additional capital through the sale of securities, to acquire another company or business assets, or permit a future stock dividend or split.

     Shareholders elected a board of eight directors. They are Don Buchholz, chairman; David Glatstein, president and chief executive officer; Brodie L. Cobb, founder and managing director of Presidio Strategies; J. Jan Collmer, founder and president of Collmer Semiconductor, Inc.; Robert F. Gartland, former managing director of the Global Investor Services Division of Chase Manhattan Bank; R. Jan LeCroy, past president of the Dallas Citizens Council; Frederick R. Meyer, chairman of the board, Aladdin Industries, LLC; and Jon L. Mosle, Jr., former director of Private Capital Management for Ameritrust Texas Corporation.

     Southwest Securities Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. The company's common stock is listed and traded on the New York Stock Exchange under the symbol, SWS. Wholly owned subsidiaries of the company include Southwest Securities, Inc., Mydiscountbroker.com, SWS Financial Services, Inc., Westwood Management Corporation, Westwood Trust, SW Capital Corporation and SWS Technologies Corporation.

CONTACT:  Jim Bowman, Vice President - Corporate Communications,
          (214) 859-9335
          jbowman@swst.com or info@swst.com
          ----------------    -------------

                                     # # #